UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 14, 2005
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On October 14, 2005, the Company released its earnings for the third quarter ended September 24, 2005. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. October 14, 2005 press release announcing its third quarter 2005 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: October 14, 2005

By:  /s/ William R. Mills
 William R. Mills
Senior Vice President and Treasurer/CFO

EXHIBIT INDEX

Exhibit No.                                                                             Description

  99.1            Weis Markets, Inc. October 14, 2005 press release announcing its third quarter 2005 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	October 14, 2005
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS REPORTS 11.9% INCREASE IN THIRD QUARTER NET INCOME

(SUNBURY, PA) – Weis Markets Inc. (NYSE:WMK) today said its third quarter net income increased 11.9% to $13.7 million and that its basic and diluted earnings per share increased 13.3%, from $.45 to $.51 per share.

During the thirteen-week period ending September 24, 2005, the Company's sales increased 3.2% to $535.3 million, while its comparable store sales increased 3.3%.

Year-to-date, the Company's net income increased 7.0% to $45.1 million, while its basic and diluted earnings per share increased 7.7% to $1.67 per share. The Company's year-to-date sales increased 3.9% to $1.6 billion while comparable store sales were up 3.7%.

In the third quarter, the Company continued to see sales increases in a number of its center store categories and its perishable departments, particularly produce. The Company also said its fuel and utility costs were up significantly compared to the same period a year ago. As previously noted in the second quarter, the Company continues to see exorbitant increases for its credit and debit interchange fees due to substantial rate hikes and higher customer usage.

Weis Markets, which is based in Sunbury, Pennsylvania, is a Mid-Atlantic supermarket company. It currently operates 157 stores in six states: Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. The Company also owns SuperPetz, a pet supply superstore chain with 32 units in eleven states.

In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
Comparative Summary of Unaudited Sales & Earnings
Third Quarter - 2005
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Sept. 24, 2005	Sept. 25, 2004	(Decrease)
Net Sales	$535,251,000	$518,639,000	3.2%
Income Before Taxes	21,545,000	19,578,000	10.1%
Provision for Income Taxes	7,878,000	7,364,000	7.0%
Net Income	$13,667,000	$12,214,000	11.9%

Weighted-Average
Shares Outstanding	27,030,000	27,080,000	(50,000)
Basic and Diluted
Earnings Per Share	$0.51	$0.45	$0.06

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	Sept. 24, 2005	Sept. 25, 2004	(Decrease)
Net Sales	$1,620,697,000	$1,560,682,000	3.9%
Income Before Taxes	71,567,000	67,256,000	6.4%
Provision for Income Taxes	26,510,000	25,163,000	5.4%
Net Income	$45,057,000	$42,093,000	7.0%

Weighted-Average
Shares Outstanding	27,035,000	27,113,000	(78,000)
Basic and Diluted
Earnings Per Share	$1.67	$1.55	$0.12